Exhibit 10.20

EURONET WORLDWIDE, INC.
2006 STOCK INCENTIVE PLAN

Restricted Stock Unit Agreement

Date of Grant: [ ]

Number of Restricted Stock Units Granted:     [ ]

This Agreement is made by and between Euronet Worldwide, Inc., a Delaware corporation (the “Company”), and [ ] (“Participant”).

RECITALS:

A.    Effective May 18, 2006, the stockholders of the Company approved the Euronet Worldwide, Inc. 2006 Stock Incentive Plan (the “Plan”) pursuant to which the Company may, from time to time, grant Restricted Stock Units to current or prospective key employees, non-employee directors or outside consultants of the Company.

B.    Participant is an employee, consultant or non-employee director (“Service Provider”) of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant Restricted Stock Units under the terms and conditions established by the Company’s Compensation Committee (the “Committee”).

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.    Incorporation of Plan. All provisions of this Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Agreement but not defined shall have the meaning set forth in the Plan.

2.    Grant of Restricted Stock Units. Subject to the conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Participant and credits to a separate account maintained on the books of the Company ("Account") that number of Restricted Stock Units identified above opposite the heading “Number of Restricted Stock Units Granted” (the “RSUs” or the “Award”). On any date, the value of each RSU shall equal the Fair Market Value of a Share. All amounts credited to Participant's Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. Participant's interest in the Account shall make him or her only a general, unsecured creditor of the Company. The RSUs may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily. The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights are settled (the "Settlement Date", as defined below).

3.    Consideration to the Company. In consideration of the granting of the RSUs by the Company, Participant will render faithful and efficient services as a Service Provider to the Company. Nothing in this Agreement or in the Plan will confer upon Participant any right to continue as a Service Provider to the Company or will interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate Participant's position as a Service Provider to the Company at any time for any reason whatsoever, with or without cause.
4.    Settlement of RSUs. At the Company’s option, the RSUs may be settled by delivering to Participant or his or her beneficiary, as applicable, either (i) an amount of cash equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the number of Shares underlying the RSUs held by Participant (or a specified portion in the event of any partial settlement), or (ii) a number of Shares equal to the whole number of Shares underlying the RSUs then held by Participant (or a specified portion in the event of any partial settlement). Any fractional Shares underlying RSUs remaining on the Settlement Date will be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional RSUs.
Except as specifically provided elsewhere under the Plan, the restrictions on RSUs subject to this Agreement will lapse and the shares subject to this Award will be vest and settled as follows:

1.
Cliff Vest RSUs. 60% of the RSUs subject to this Agreement will vest on the third anniversary date of this agreement, provided the performance criteria set forth on Exhibit A to this Agreement are met (“Cliff Vest RSUs”);

2.
Time Vest RSUs. 40% of the RSUs subject to this Agreement will vest pro rata over five years with 20% vesting on each anniversary of the Date of Grant provided the performance criteria set forth on Exhibit B to this Agreement are met (“Time Vest RSUs”);

provided, in each of the above cases, that Participant is, and at all times from the Date of Grant has been, a Service Provider to the Company, or one of its Affiliates, and the RSUs have not otherwise been cancelled. If the above sums do not derive a whole number of shares as of any Settlement Date, then the number of shares vested shall be the lower whole number resulting from such sum with any residual shares vesting as of the last Settlement Date.
Prior to receiving the Shares underlying the RSUs, the Participant shall not at any time be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares underlying the RSUs subject to this award.
The Committee may, in its sole discretion, accelerate the Settlement Date for any or all of the RSUs, if in its judgment the performance of Participant has warranted such acceleration and/or such acceleration is in the best interests of the Company.
5.    Cancellation of RSUs. Unless otherwise provided in this Section 5 or in the Plan, if Participant's position as a Service Provider to the Company or any of its Affiliates is terminated prior to the Settlement Date other than by death or Disability, Participant shall thereupon immediately forfeit any and all unsettled RSUs, and all RSUs shall be cancelled. Upon such cancellation, Participant shall have no further rights under this Agreement. For purposes of this Agreement, transfer of employment between the Company and any of its Affiliates (or between Affiliates) shall not constitute a termination of Participant's position as a Service Provider. In the event that Participant's position as a Service Provider with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates prior to the Settlement Date and due to Participant's death or Disability, all unsettled RSUs shall be settled effective on or as soon as administratively practical following the date of Participant's death or Disability but in no event later than February 15 of the calendar year following the year of Participant's death or Disability.

6.    Dividends and Voting. Prior to an RSU's Settlement Date, Participant shall not be entitled to receive dividend equivalent payments for any dividends paid by the Company on Shares, whether payable in stock, in cash or in kind, or other distributions, declared as of a record date that occurs on or after the Date of Grant hereunder and prior to any cancellation of such RSUs, Participant will have no voting rights with respect to any of the Shares underlying the RSUs subject to this award unless and until they are issued to Participant.

7.     Withholding of Taxes. The Company shall have the right to deduct from any distribution of cash or Shares to the Participant an amount equal to any income taxes, excise taxes and other amounts as may be required by law to be withheld with respect to the Award.

8.    Long-Term Consideration for Award. Participant recognizes and agrees that the Company's key consideration in granting this Award is securing Participant's long-term commitment to advance and promote the Company's business interests and objectives. Accordingly, Participant agrees to the following as material and indivisible consideration for this Award:

(a)    Fiduciary Duty. During his/her employment, directorship or consultancy with the Company, Participant shall devote his/her full energies, abilities, attention and business time to the performance of his/her particular responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, performance of such responsibilities.

(b)    Confidential Information. Participant recognizes that by virtue of his/her employment, directorship or consultancy with the Company, Participant will be granted otherwise prohibited access to confidential information and proprietary data which are not known to the Company's competitors. This information (the "Confidential Information") includes, but is not limited to, any of the following as it relates to the Company and any of its Affiliates’ (the “Euronet Group”): current and prospective customers; the identity of key contacts at such customers; customers' particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Euronet Group and its customers and prospective customers. Participant recognizes that this Confidential Information constitutes valuable property of the Euronet Group, developed over a significant period of time and at substantial expense. Accordingly, Participant agrees that he/she shall not, at any time during or after his or her employment, directorship or consultancy with the Company, divulge such Confidential Information or make use of it for his/her own purposes or the purposes of any person or entity other than the Euronet Group.

(c)    Non-Solicitation of Customers. Participant recognizes that by virtue of his/her employment, directorship or consultancy with the Company, Participant may be introduced to and involved in the solicitation and servicing of existing customers of the Euronet Group and new customers obtained by the Euronet Group during Participant's employment, directorship or consultancy. Participant understands and agrees that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Euronet Group and agrees that during his/her employment, directorship or consultancy with the Company and for a period of two years thereafter, Participant will not (i) engage in any conduct which could in any way jeopardize or disturb any of the Euronet Group's customer relationships; or (ii) directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Euronet Group to any customer of the Euronet Group.

(d)     Non-Compete. Participant acknowledges he/she has knowledge of proprietary information relating to that worldwide business of the Euronet Group which, if known to or used to the benefit of a competitor of the Company, would provide a competitor with an unfair competitive advantage with regard to the Company. Accordingly, Participant agrees that, for a period beginning on the date hereof and ending two years after termination of his/her employment, directorship or consultancy with the Company, regardless of the reason for such termination, Participant shall not, in any location where the Euronet Group conducts business or provides services to customers and in any location where Participant provided services to the Company during the term of Participant’s employment, directorship or consultancy with the Company, directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company, represent, consult with, be employed by or be connected with any business that provides transaction processing or other services similar to and/or competitive with those provided by any member of the Euronet Group.

(e)    Non-Solicitation of Employees. Participant recognizes the substantial expenditure of time and effort which the Euronet Group devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, Participant agrees that, for a period beginning on the date hereof and ending two years after termination of his/her employment, directorship or consultancy with the Company, regardless of the reason for such termination, Participant shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any person who, during that two year term, is an employee of the Euronet Group.

(f)    Survival of Commitments; Potential Recapture of Awards and Proceeds. Participant acknowledges and agrees that the terms and conditions of this Section 8 regarding confidentiality and non-solicitation shall survive both (i) the termination of his/her employment, directorship or consultancy with the Company for any reason, and (ii) the termination of the Plan for any reason. Participant acknowledges and agrees that the grant of RSUs in this Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if Participant either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the RSUs):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any cash paid or Shares issued to Participant, or any designee or beneficiary of the Participant, pursuant to the Award; or

(iii)
recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by Participant, or any designee or beneficiary of Participant.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(g)    Acknowledgement. Participant acknowledges and agrees that adherence to the foregoing requirements will not prevent him/her from engaging in his/her chosen occupation and earning a satisfactory livelihood following the termination of his/her employment, directorship or consultancy with the Company.

(h)    Court May Modify Restrictions. Although the parties have attempted to reasonably limit Participant’s activities after the termination of his/her employment, directorship or consultancy with the Company, the parties agree that a Court may modify and enforce the restrictive covenants contained in this Section 8 to the extent that it believes such modifications are necessary for Participant’s restrictions under this Section 8 to be reasonable.

(i)    Severability. The parties agree that if any part of this Section 8 or the application of any part of this Section 8 is found by a court to be void, voidable, invalid, unenforceable, or in conflict with any federal or state law, then the remainder of this Agreement shall remain valid, fully enforceable, and shall otherwise be given full force and effect.

9.    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construc-tion of this Agreement.

10.    Amendment. This Agreement may be amended only by a written agreement executed by the parties hereto which specifically states that it is amending this Agreement.

11.    Governing Law. The laws of the State of Delaware will govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

12.    Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on Participant and the Company for all purposes.

13.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.    Binding Effect. Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

15    Notices. Any notice to be given under this Agreement to the Company will be addressed to the Secretary of the Company at Euronet Worldwide, Inc., 3500 College Blvd., Leawood, KS 66211, and any notice to be given to the Participant will be addressed to him or her at the address on record for him or her at the Company. By a notice given pursuant to this Section 15, either party may hereafter designate a different address for notices to be given. Any notice which is required to be given to the Participant will, if the Participant is then deceased, be given to the Participant’s personal representative if such representa-tive has previously informed the Company of his or her status and address by written notice under this Section 15. Any notice will be deemed duly given when received, or when deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

This Agreement shall be deemed fully executed and effective by the parties hereto upon its electronic signature or acceptance of the Award by the Participant.

Euronet Worldwide, Inc.

By: /S/ Jeffrey B. Newman
Jeffrey B. Newman
Executive Vice President.

Exhibit A
Performance Based Criteria for Cliff Vest Shares

The Cliff Vest RSUs will vest on the third anniversary of grant of the RSUs, provided Euronet, on a consolidated basis, has achieved the following Adjusted EPS goals on a constant currency basis:

Percent Vest	If 3-year Adjusted EPS CAGR equals or exceeds
25%	3.0%
50%	5.0%
100%	7.0%

The term “Adjusted EPS” shall be as defined by the Committee in connection with the grant of these RSUs.
As an additional condition to vesting, Euronet must produce adjusted operating income of at least $60 million in each of 2018, 2019 and 2020, under terms defined by the Committee in connection with the grant of these RSUs.

Exhibit B

Performance Based Criteria for Time Vest Shares

The Time Vest RSUs will vest 20% per year on each anniversary date of grant of the RSUs, provided the Corporation produces at least $60 million adjusted operating income in each of the respective five years, under terms defined by the Committee in connection with the award of these RSUs.
APPENDIX A
EURONET WORLDWIDE, INC.
2006 STOCK INCENTIVE PLAN
_______________________________
Designation of Beneficiary
______________________________
In connection with the RESTRICTED STOCK UNIT AGREEMENT (the "Award Agreement") entered into on ___________________, 201__ between Euronet Worldwide, Inc. (the "Company") and ______________________, an individual residing at ________________________ (the "Recipient"), the Recipient hereby designates the person specified below as the beneficiary of the Recipient's interest in Restricted Stock (as defined in the 2006 Stock Incentive Plan of the Company awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:
Address:

Social Security No.:

The Recipient understands that this designation operates to entitle the above‑named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:
By:
[Recipient Name]

County of

State of

Sworn to before me this _______ day of __________________, 201___

___________________________
Notary Public